Exhibit 99.1

Goldfield to Assist in New Orleans Storm Restoration Effort

MELBOURNE, Fla., Sept. 29  -- The Goldfield Corporation (Amex: GV), a leading provider of electrical construction services in the southeastern United States, today commented further on its involvement in storm restoration activities.

Goldfield today announced that Southeast Power, Goldfield’s electrical construction subsidiary, has been selected to assist in the identification and removal of electrical hazards to permit clearing operations to be performed safely, primarily in Orleans Parish, Louisiana, in the wake of hurricanes Katrina and Rita. Southeast Power expects to divert a portion of its field workforce from Florida to Louisiana to service this project.

John Sottile, President of Goldfield, said, “Goldfield is proud to help on this very important assignment” and that “as a matter of civic responsibility, certain of its existing Florida customers had agreed to temporarily free up some of the Southeast Power’s workforce as the Gulf Coast struggles to recover from one of the worst natural disasters in US history.”

Goldfield reiterated its previous announcement that it is impossible to gauge how long this special demand for services will continue or its effect on financial results.

About Goldfield

Goldfield is a leading provider of electrical construction and maintenance services in the energy infrastructure industry in the southeastern United States. The company specializes in installing and maintaining electrical transmission lines for a wide range of electric utilities. Goldfield is also involved in the development of high-end condominium projects on Florida’s east coast.

Statements in this release are based on current expectations. These statements are forward-looking, and actual results may differ materially. For further details, see the company’s filings with the Securities and Exchange Commission.

Further Information:
Investors:
The Goldfield Corporation, 321-724-1700 or
investorrelations@golfieldcorp.com